Exhibit 23.3

德恒律师事务所	DeHeng Law Offices

Beijing Deheng Law Office
12th Floor, Tower B, Focus Place,	Tel: 0086-10-66575888
Finance Street, Beijing,	Fax: 0086-10-65232181
P.R. China 100032	Website: www.dehenglaw.com

To:	QKL STORES INC.

Jing Qi Street, Dongfeng Xincun, Sa’er Tu District, Daqing, Heilongjiang, PRC

From: Beijing DeHeng Law Office

Date:  26 March, 2009

We hereby consent to the use of this letter as an exhibit to the registration statement on Form S-1 of QKL Stores Inc. and to the use of our name under the caption “Legal Matters” in the prospectus included in Amendment No. 7 to the Registration Statement on Form S-1.    In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,

/s/  Beijing Deheng Law Office

Beijing Deheng Law Office